Exhibit 99.1

Press Release

For Immediate Release

Contacts:	Yee Phong (Alan) Thian
Chairman, President and CEO
(213) 627-9888
David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Reports Third Quarter Earnings for 2017

•	Net income was $6.6 million or $0.42 diluted earnings per share
•	Total loans increased by $50.5 million, or 17.5% annualized growth, from the end of the prior quarter
•	Total deposits increased by $39.8 million, or 12.4% annualized growth, from the end of the prior quarter

Los Angeles, CA, October 23, 2017 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (“the Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company”, announced financial results for the quarter ended September 30, 2017.

The Company reported net income of $6.6 million, or $0.42 diluted earnings per share, for the three months ended September 30, 2017, compared to net income of $8.5 million, or $0.62 diluted earnings per share, and $5.7 million, or $0.43 diluted earnings per share, for the three months ended June 30, 2017 and September 30, 2016, respectively. The decline in earnings per share relative to the second quarter of 2017 was attributable to the recapture of $4.2 million of provision for loan losses in the second quarter of 2017 that positively impacted the prior quarter’s results.

Mr. Alan Thian, Chairman, President and CEO of RBB Bancorp, commented on the results, “We executed well on our strategic plan in the third quarter and delivered strong financial results driven by quality balance sheet growth, higher gain on loan sale income, stable expenses and improvement in our asset quality.  Our loan pipeline remains strong and we expect to see a continuation of these positive trends going forward.  We are also on track to launch our Wealth Management business by the beginning of 2018.  We anticipate that Wealth Management will provide a stable source of non-interest income, further diversify our revenue mix, and serve as another catalyst for the continued growth of our franchise in the coming years.”

Key Performance Ratios

Net income of $6.6 million for the third quarter of 2017 produced an annualized return on average equity of 11.04% and an annualized return on average assets of 1.65%. The efficiency ratio for the third quarter of 2017 was 38.87%, compared to 40.44% for the prior quarter. Adjusted annualized return on average assets and average tangible common equity for the third quarter of 2017 was 1.55% and 11.97%, respectively compared to 1.10% and 11.06% for the third quarter of 2016.  A reconciliation of adjusted earnings to earnings according to generally accepted accounting principles (“GAAP”) is provided in the financial tables at the end of this press release.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $14.7 million for the third quarter of 2017, compared to $14.0 million for the second quarter of 2017.  The increase was primarily attributable to a $94.5 million increase in average earning assets (mainly the result of proceeds from the Company’s July IPO), largely offset by an 11 basis point decrease in the net interest margin (which includes the impact of reduced loan discount accretion).

Compared to the third quarter of 2016, net interest income, before provision for loan losses, declined from $15.5 million. The decrease was primarily due to loan discount accretion income being lower by $2.3 million in the third quarter of 2017 as compared to the third quarter of 2016.

Net interest margin was 3.91% for the third quarter of 2017, a decrease from 4.02% in the second quarter of 2017.  The decrease was primarily attributable to a 15 basis point decrease in the yield on earning assets, primarily due to lower loan discount accretion income and a higher proportion of lower yielding assets due to excess liquidity from the IPO.

Compared to the third quarter of 2016, net interest margin declined from 4.52%.  The decrease was primarily due to lower accretion of purchased discounts between the third quarter of 2017 and the third quarter of 2016 (see adjusted earnings metrics table on page 16).

Noninterest Income

Noninterest income was $3.8 million for the third quarter of 2017, compared to $3.2 million in the second quarter of 2017.  The increase was primarily attributable to an additional $295,000 gain on loan sales, an additional $319,000 in loan servicing fees, a $142,000 gain on sale of one OREO property, partially offset by a $123,000 decrease in service charges.

The Company sold $43.4 million in mortgage loans for a net gain of $969,000 during the quarter ended September 30, 2017, compared to $37.7 million in mortgage loans for a net gain of $802,000 during the quarter ended June 30, 2017. The Company originated $118.6 million in mortgage loans for the quarter ended September 30, 2017, compared with $97.1 million during the quarter ended June 30, 2017.

The Company sold $22.4 million in SBA loans for a net gain of $1.6 million during the quarter ended September 30, 2017, compared to $23.1 million in SBA loans for a net gain of $1.5 million during the quarter ended June 30, 2017.  SBA loan originations for the quarter ending September 30, 2017 were $19.3 million, compared to $34.4 million during the quarter ended June 30, 2017.

Compared to the third quarter of 2016, noninterest income increased from $2.6 million. The increase was primarily attributable to an additional $714,000 from gains on loan sales, an increase of $219,000 in additional loan servicing fees, plus the above mentioned OREO sale.

Noninterest Expense

Noninterest expense for the third quarter of 2017 was $7.2 million, compared to $7.0 million for the second quarter of 2017.  The increase was primarily attributable to a $107,000 increase in marketing and business promotion expenses and other expense, partially offset by reductions in salaries and employee benefits, occupancy and equipment expenses and office expenses.

Compared to the third quarter of 2016, noninterest expense increased from $7.0 million. The $164,000 increase when compared to the third quarter of 2016 was primarily the result of an increase in salaries and employee benefits of $697,000, partially offset by decreases in data processing, legal & professional, and other expenses.

Income Taxes

The effective tax rate for the three and nine months ended September 30, 2017 was 37.8% and 40.1%, respectively, compared with 41.7% and 41.2% for the three and nine months ended September 30, 2016, respectively. Our estimated annual effective tax rate varies depending upon tax-advantaged income as well as available tax credits. The decrease in the effective tax rate is mainly due to stock option exercises and a resulting tax deduction of $773,000.

Loan Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $1.20 billion as of September 30, 2017, an increase of $50.5 million, or 17.5% annualized growth, from $1.15 billion at June 30, 2017, and an increase of $74.6 million, or 6.7%, from September 30, 2016.  The increase in loans held for investment from the end of the prior quarter was primarily attributable to growth in the commercial real estate and residential real estate portfolios.

Mortgage loans held for sale increased to $125.7 million as of September 30, 2017, compared to $83.3 million at June 30, 2017.  The increase was due to higher originations of single-family residential mortgage loans held for sale.

Deposits

Deposits were at $1.32 billion at September 30, 2017, an increase of $39.8 million, or 12.4% annualized growth, from $1.28 billion at June 30, 2017, and an increase of $119.2 million, or 9.9%, from September 30, 2016. The increase in total deposits from the end of the prior quarter was attributable to growth in non-maturity deposit types.

Noninterest-bearing deposits increased to $287.6 million as of September 30, 2017, compared to $215.7 million at June 30, 2017 and $168.6 million at September 30, 2016.  The growth in noninterest-bearing deposits is mainly due to marketing efforts by our branches and by branch management.

Asset Quality

Nonperforming assets totaled $4.2 million, or 0.26% of total assets at September 30, 2017, compared to $9.3 million, or 0.61% of total assets, at June 30, 2017.  The decline in non-performing assets was primarily attributable to a $3.6 million SBA loan guaranty payment in July 2017.  Nonperforming assets consist of Other Real Estate Owned (foreclosed properties), loans modified under troubled debt restructurings (TDRs), non-accrual loans, and loans past due 90 days or more and still accruing interest. Nonperforming assets exclude PCI loans acquired in prior acquisitions.

Loans 30 to 89 days past due declined to $2.2 million at September 30, 2017, down from $20.7 million at June 30, 2017.  The decrease was primarily attributable to one delinquent loan totaling $12.7 million that was brought current during the third quarter of 2017, while the collateral securing the loan remains in escrow.

Net charge-offs were (0.008)% of average loans during the third quarter of 2017, consisting of no gross charge-offs, and loan recoveries of $94,000.

The Company recorded provision for loan losses of $700,000 for the third quarter of 2017, which was primarily attributable to the growth in total loans during the quarter.

The allowance for loan losses totaled $11.4 million, or 0.95% of total loans, at September 30, 2017, compared with $10.6 million, or 0.93% of total loans, at June 30, 2017.

Corporate Overview

RBB Bancorp is a $1.6 billion in assets bank holding company headquartered in Los Angeles, California. Its wholly-owned subsidiary, Royal Business Bank (the “Bank”), is a full service commercial bank which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County, Ventura County and in Las Vegas, Nevada, including remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, trade finance and a full range of depository accounts. The Bank has ten branches in Los Angeles County, located in downtown Los Angeles, San Gabriel, Torrance, Rowland Heights, Monterey Park, Silver Lake, Arcadia, Cerritos, Diamond Bar, and west Los Angeles, two branches in Ventura County, located in Oxnard and Westlake Village, and one branch in Las Vegas, Nevada. The Company’s administrative and lending center is located at 123 E. Valley Blvd., San Gabriel, California 91176, and its finance and operations center is located at 7025 Orangethorpe Avenue, Buena Park, California 90621. RBB’s website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 10:00 a.m. PDT/1:00 p.m. EDT on Tuesday, October 24, 2017, to discuss the Company’s third quarter 2017 financial results.

To listen to the conference call, please dial 1-833-659-7620, passcode 99941708. A replay of the call will be made available at 1-855-859-2056, passcode 99941708, approximately one hour after the conclusion of the call and will remain available through October 31, 2017 at 5:00 p.m. PDT/8:00 p.m. EDT.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form S-1 for the year ended December 31, 2016, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2017	2017	2017	2016	2016
Assets
Cash and due from banks	$69,552	$104,366	$147,547	$74,213	$104,270
Federal funds sold and other cash equivalents	96,500	58,500	20,000	44,500	51,500
Total cash and cash equivalents	166,052	162,866	167,547	118,713	155,770
Interest-bearing deposits in other financial institutions	100	100	100	345	345
Investment securities available for sale	55,697	40,241	39,155	39,277	30,800
Investment securities held to maturity	5,191	6,199	6,206	6,214	6,222
Mortgage loans held for sale	125,704	83,263	66,555	44,345	57,983
Loans held for investment:	1,196,522	1,146,005	1,139,563	1,110,446	1,121,873
Allowance for loan losses	(11,420)	(10,627)	(14,186)	(14,162)	(13,399)
Net loans held for investment	1,185,102	1,135,378	1,125,377	1,096,284	1,108,474
Premises and equipment, net	6,300	6,441	6,538	6,585	6,740
Federal Home Loan Bank (FHLB) stock	6,770	6,770	6,770	6,770	6,770
Net deferred tax assets	9,517	10,214	11,068	11,097	12,135
Other real estate owned (OREO)	293	833	833	833	293
Cash surrender value of life insurance	32,578	32,358	32,142	21,958	21,820
Goodwill	29,940	29,940	29,940	29,940	29,940
Servicing assets	5,370	4,661	4,223	3,704	3,257
Core deposit intangibles	1,525	1,612	1,699	1,793	1,897
Accrued interest and other assets	12,575	12,723	7,595	7,693	7,009
Total assets	$1,642,714	$1,533,599	$1,505,748	$1,395,551	$1,449,455
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$287,574	$215,716	$215,652	$174,272	$168,627
Savings, NOW and money market accounts	362,018	348,627	325,589	296,699	317,222
Time deposits	668,700	714,105	707,016	681,792	713,284
Total deposits	1,318,292	1,278,448	1,248,257	1,152,763	1,199,133
Reserve for unfunded commitments	489	517	985	604	715
Income tax payable	—	—	4,664	793	2,342
FHLB advances	—	—	10,000	—	10,000
Long-term debt	49,492	49,456	49,419	49,383	49,347
Subordinated debentures	3,402	3,379	3,357	3,334	3,310
Accrued interest and other liabilities	10,708	9,462	5,570	7,089	8,174
Total liabilities	1,382,383	1,341,262	1,322,252	1,213,966	1,273,021
Shareholders' equity:
Shareholder's equity	260,468	192,427	183,695	181,852	176,219
Accumulated other comprehensive income (loss) - Net of tax	(137)	(90)	(199)	(267)	215
Total shareholders' equity	260,331	192,337	183,496	181,585	176,434
Total liabilities and stockholders’ equity	$1,642,714	$1,533,599	$1,505,748	$1,395,551	$1,449,455

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016
Interest and dividend income:
Interest and fees on loans	$17,200	$16,759	$18,169
Interest on interest-bearing deposits	371	209	80
Interest on investment securities	331	313	203
Dividend income on FHLB stock	118	82	155
Interest on federal funds sold and other	326	158	92
Total interest income	18,346	17,521	18,699
Interest expense:
Interest on savings deposits, NOW and money market accounts	649	575	521
Interest on time deposits	2,061	1,993	1,801
Interest on subordinated debentures and other	908	907	903
Interest on other borrowed funds	—	12	16
Total interest expense	3,618	3,487	3,241
Net interest income	14,728	14,034	15,458
Provision (recapture) for loan losses	700	(4,188)	1,250
Net interest income after provision (recapture) or credit losses	14,028	18,222	14,208
Noninterest income:
Service charges, fees and other	518	646	443
Gain on sale of loans	2,584	2,289	1,870
Loan servicing fees, net of amortization	314	(5)	95
Recoveries on loans acquired in business combinations	19	29	47
Increase in cash surrender value of life insurance	219	216	141
Gain on Sale of Securities	—	—	—
Gain on Sale of OREO	142	—	—
	3,796	3,175	2,596
Noninterest expense:
Salaries and employee benefits	4,178	4,243	3,481
Occupancy and equipment expenses	705	727	766
Data processing	458	454	563
Legal and professional	318	296	511
Amortization of intangibles	87	87	103
Other expenses	1,454	1,153	1,613
	7,200	6,960	7,037
Income before income taxes	10,624	14,437	9,767
Income tax expense	4,013	5,901	4,070
Net income	$6,611	$8,536	$5,697
Net income per share
Basic	$0.45	$0.67	$0.44
Diluted	$0.42	$0.62	$0.42

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	Nine Months Ended
	September 30,
	2017	2016
Interest and dividend income:
Interest and fees on loans	$49,992	$50,042
Interest on interest-bearing deposits	731	236
Interest on investment securities	922	620
Dividend income on FHLB stock	353	416
Interest on federal funds sold and other	628	159
Total interest income	52,626	51,473
Interest expense:
Interest on savings deposits, NOW and money market accounts	1,698	1,489
Interest on time deposits	5,903	5,144
Interest on subordinated debentures and other	2,720	1,824
Interest on other borrowed funds	29	24
Total interest expense	10,350	8,481
Net interest income	42,276	42,992
Provision (recapture) for loan losses	(3,488)	3,599
Net interest income after provision (recapture) or credit losses	45,764	39,393
Noninterest income:
Service charges, fees and other	1,624	1,182
Gain on sale of loans	6,370	4,136
Loan servicing fees, net of amortization	571	384
Recoveries on loans acquired in business combinations	76	139
Increase in cash surrender value of life insurance	620	423
Gain on Sale of Securities	—	19
Gain on Sale of OREO	142	—
	9,403	6,283
Noninterest expense:
Salaries and employee benefits	12,604	10,547
Occupancy and equipment expenses	2,176	2,388
Data processing	1,264	1,488
Legal and professional	227	1,478
Amortization of intangibles	268	268
Other expenses	4,199	6,205
	20,738	22,374
Income before income taxes	34,429	23,302
Income tax expense	13,789	9,609
Net income	$20,640	$13,693
Net income per share
Basic	$1.53	$1.07
Diluted	$1.42	$1.00
Cash Dividends declared per common share	$0.30	$0.20

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	September 30, 2017			June 30, 2017			September 30, 2016
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$202,005	$815	1.60%	$134,089	$449	1.34%	$103,624	$326	1.26%
Securities (2)
Available for sale	43,075	277	2.55%	40,618	253	2.50%	30,269	149	1.97%
Held to maturity	5,533	55	3.92%	6,204	60	3.88%	6,226	54	3.48%
Mortgage loans held for sale	98,807	1,149	4.61%	71,356	848	4.77%	63,304	764	4.84%
Loans held for investment: (3)
Real estate	766,911	10,673	5.52%	768,585	10,645	5.56%	807,197	12,711	6.32%
Commercial (4)	377,501	5,379	5.65%	378,436	5,266	5.58%	361,200	4,696	5.21%
Total loans	1,144,411	16,051	5.56%	1,147,021	15,911	5.56%	1,168,397	17,407	5.98%
Total earning assets	1,493,833	$18,346	4.87%	1,399,288	$17,521	5.02%	1,371,820	$18,699	5.47%
Noninterest-earning assets	96,555			95,434			80,212
Total assets	$1,590,388			$1,494,722			$1,452,032
Interest-bearing liabilities
NOW and money market deposits	$333,471	$605	0.72%	$302,483	$536	0.71%	$290,963	$479	0.66%
Savings deposits	36,746	43	0.46%	34,203	39	0.46%	35,533	41	0.46%
Time deposits	690,378	2,061	1.18%	701,314	1,993	1.14%	713,087	1,802	1.01%
Total interest-bearing deposits	1,060,596	2,710	1.01%	1,038,000	2,568	0.99%	1,039,583	2,321	0.90%
FHLB short-term advances	—	—	0.00%	5,220	12	0.92%	11,902	16	0.55%
Long-term debt	49,470	849	6.81%	49,432	850	6.90%	49,333	850	6.91%
Subordinated debentures	3,388	60	6.99%	3,366	57	6.79%	3,255	54	6.61%
Total interest-bearing liabilities	1,113,455	$3,618	1.29%	1,096,018	$3,487	1.28%	1,104,072	$3,241	1.18%
Noninterest-bearing liabilities
Noninterest-bearing deposits	227,854			198,126			162,005
Other noninterest-bearing liabilities	11,599			13,176			9,934
Total noninterest-bearing liabilities	239,453			211,302			171,939
Shareholders' equity	237,480			187,402			176,021
Total liabilities and shareholders' equity	$1,590,388			$1,494,722			$1,452,032
Net interest income / interest rate spreads		$14,728	3.58%		$14,034	3.75%		$15,458	4.29%
Net interest margin			3.91%			4.02%			4.52%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)

We have an insignificant amount of tax-exempt loans and securities, less than $1 million. Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis as of September 30, 2017 and 2016.

(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.
(4)	Includes purchased receivables, which are short term loans made to investment grade companies and are used for cash - management purposes by the Company.

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the nine months ended September 30,
	2017			2016
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$151,755	$1,711	1.51%	$80,475	$810	1.35%
Securities (2)
Available for sale	40,862	746	2.44%	28,703	433	2.01%
Held to maturity	5,980	176	3.94%	6,378	187	3.92%
Mortgage loans held for sale	74,230	2,617	4.71%	66,848	2,421	4.84%
Loans held for investment: (3)
Real estate	766,974	31,990	5.58%	771,131	34,386	5.96%
Commercial (4)	374,979	15,384	5.49%	351,731	13,236	5.03%
Total loans	1,141,953	47,375	5.55%	1,122,862	47,621	5.67%
Total earning assets	1,414,780	$52,626	4.97%	1,305,266	$51,473	5.27%
Noninterest-earning assets	93,160			84,539
Total assets	$1,507,940			$1,389,806
Interest-bearing liabilities
NOW and money market deposits	$301,254	$1,576	0.70%	$282,790	$1,370	0.65%
Savings deposits	34,879	121	0.46%	34,718	118	0.45%
Time deposits	695,020	5,903	1.14%	682,484	5,144	1.01%
Total interest-bearing deposits	1,031,153	7,601	0.99%	999,992	6,633	0.89%
FHLB short-term advances	5,128	29	0.77%	5,949	24	0.54%
Long-term debt	49,433	2,546	6.89%	33,001	1,698	6.87%
Subordinated debentures	3,366	173	6.88%	2,673	127	6.34%
Total interest-bearing liabilities	1,089,080	$10,350	1.27%	1,041,615	$8,481	1.09%
Noninterest-bearing liabilities
Noninterest-bearing deposits	205,532			163,518
Other noninterest-bearing liabilities	10,274			15,052
Total noninterest-bearing liabilities	215,805			178,569
Shareholders' equity	203,054			169,622
Total liabilities and shareholders' equity	$1,507,940			$1,389,806
Net interest income / interest rate spreads		$42,276	3.70%		$42,992	4.18%
Net interest margin			4.00%			4.40%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)

We have an insignificant amount of tax-exempt loans and securities, less than $1 million. Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis as of September 30, 2017 and 2016.

(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.
(4)	Includes purchased receivables, which are short term loans made to investment grade companies and are used for cash - management purposes by the Company.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	September 30,	June 30,	September 30,
	2017	2017	2016
Per share data (common stock)
Earnings
Basic	$0.45	$0.67	$0.44
Diluted	$0.42	$0.62	$0.42
Book value	$16.49	$14.99	$13.75
Tangible book value	$14.49	$12.53	$11.27
Weighted average shares outstanding
Basic	14,767,457	12,827,803	12,827,803
Diluted	15,851,929	13,863,273	13,717,232
Shares outstanding at period end	15,790,611	12,827,803	12,827,803
Performance ratios
Return on average assets, annualized	1.65%	2.29%	1.56%
Return on average shareholders' equity, annualized	11.04%	18.27%	12.88%
Return on average tangible common equity, annualized	12.73%	21.98%	15.73%
Noninterest income to average assets, annualized	0.95%	0.85%	0.71%
Noninterest expense to average assets, annualized	1.80%	1.87%	1.93%
Return on average earning assets	4.87%	5.02%	5.47%
Cost of average deposits	0.83%	0.83%	0.77%
Cost of average interest-bearing deposits	1.01%	0.99%	0.90%
Cost of average interest-bearing liabilities	1.29%	1.28%	1.18%
Accretion on loans to average earning assets	0.17%	0.25%	0.81%
Net interest spread	3.58%	3.75%	4.29%
Net interest margin	3.91%	4.02%	4.52%
Efficiency ratio	38.87%	40.44%	40.13%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the nine months ended September 30,
	2017	2016
Per share data (common stock)
Earnings
Basic	$1.53	$1.07
Diluted	$1.42	$1.00
Dividends declared	$0.30	$0.20
Book value	$16.49	$13.75
Tangible book value	$14.49	$11.27
Weighted average shares outstanding
Basic	13,481,459	12,791,876
Diluted	14,559,043	13,687,998
Shares outstanding at period end	15,790,611	12,827,803
Performance ratios
Return on average assets, annualized	1.83%	1.32%
Return on average shareholders' equity, annualized	13.59%	10.78%
Return on average tangible common equity, annualized	16.10%	12.70%
Noninterest income to average assets, annualized	0.83%	0.60%
Noninterest expense to average assets, annualized	1.84%	2.15%
Return on average earning assets	4.97%	5.27%
Cost of average deposits	0.82%	0.76%
Cost of average interest-bearing deposits	0.99%	0.89%
Cost of average interest-bearing liabilities	1.27%	1.09%
Accretion on loans to average earning assets	0.23%	0.63%
Net interest spread	3.70%	4.18%
Net interest margin	4.00%	4.40%
Efficiency ratio	40.13%	45.41%
Common stock dividend payout ratio	19.60%	18.68%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the periods ending
	September 30,	June 30,	September 30,
	2017	2017	2016
Loan to deposit ratio	90.76%	89.64%	93.56%
Core deposits / total deposits	73.37%	70.51%	69.03%
Net non-core funding dependence ratio	22.81%	23.84%	18.47%

Credit Quality Data:
Loans 30-89 days past due	$2,178	$20,688	$3,708
Loans 30-89 days past due to total loans	0.18%	1.81%	0.33%
Nonperforming loans	$3,950	$8,481	$7,468
Nonperforming loans to total loans	0.33%	0.74%	0.67%
Nonperforming assets	$4,243	$9,315	$7,761
Nonperforming assets to total assets	0.26%	0.61%	0.54%
Allowance for loan losses to total loans	0.95%	0.93%	1.19%
Allowance for loan losses to nonperforming loans	289.12%	125.30%	179.42%
Net charge-offs to average loans	-0.07%	-0.06%	0.02%

Regulatory and other capital ratios—Company
Tangible common equity to tangible assets	14.20%	10.70%	10.20%
Tier 1 leverage ratio	14.91%	11.24%	10.52%
Tier 1 common capital to risk-weighted assets	18.23%	13.68%	12.48%
Tier 1 capital to risk-weighted assets	18.49%	13.96%	12.72%
Total capital to risk-weighted assets	23.37%	19.10%	18.12%

Regulatory capital ratios—bank only
Tier 1 leverage ratio	14.57%	13.32%	12.27%
Tier 1 common capital to risk-weighted assets	18.13%	16.58%	14.85%
Tier 1 capital to risk-weighted assets	18.13%	16.58%	14.85%
Total capital to risk-weighted assets	19.08%	17.53%	16.05%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	3Q	2Q	1Q	4Q	3Q
Quarterly Consolidated Statements of Earnings	2017	2017	2017	2016	2016
Interest income
Loans, including fees	$17,200	$16,759	$16,033	$15,846	$18,169
Investment securities and other	1,146	762	726	870	530
Total interest income	18,346	17,521	16,759	16,716	18,699
Interest expense
Deposits	2,710	2,568	2,323	2,310	2,322
Interest on subordinated debentures and other	908	907	905	723	903
Other borrowings	—	12	17	193	16
Total interest expense	3,618	3,487	3,245	3,226	3,241
Net interest income before provision for loan losses	14,728	14,034	13,514	13,490	15,458
Provision (recapture) for loan losses	700	(4,188)	—	1,375	1,250
Net interest income after provision for loan losses	14,028	18,222	13,514	12,115	14,208
Noninterest income	3,796	3,175	2,432	2,683	2,596
Noninterest expense	7,200	6,960	6,578	5,532	7,037
Earnings before income taxes	10,624	14,437	9,368	9,266	9,767
Income taxes	4,013	5,901	3,875	3,880	4,070
Net income	$6,611	$8,536	$5,493	$5,386	$5,697
Net income per common share – basic	$0.45	$0.67	$0.43	$0.42	$0.44
Net income per common share – diluted	$0.42	$0.62	$0.40	$0.39	$0.42
Cash dividends declared per common share	—	—	$0.30	—	—
Cash dividends declared	—	—	$3,848	—	—
Return on average assets, annualized	1.65%	2.29%	1.55%	1.49%	1.56%
Return on average earning assets	4.87%	5.02%	5.04%	4.92%	5.47%
Cost of average deposits	0.83%	0.83%	0.80%	0.78%	0.77%
Cost of average interest-bearing deposits	1.01%	0.99%	0.95%	0.91%	0.90%
Cost of average interest-bearing liabilities	1.29%	1.28%	1.24%	1.20%	1.16%
Accretion on loans to average earning assets	0.17%	0.25%	0.25%	0.54%	0.75%
Net interest margin	3.91%	4.02%	4.06%	3.97%	4.52%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Loan Portfolio Detail	As of September 30,		As of June 30,		As of March 31,		As of December 31,		As of September 30,
(dollars in thousands)	2017	%	2017	%	2017	%	2016	%	2016	%
Loans:
Commercial and industrial	$225,968	18.89	$229,985	20.07	$214,480	18.82	$203,843	18.36	$189,484	16.89
SBA	148,005	12.37	158,372	13.82	149,926	13.16	158,968	14.32	162,924	14.52
Construction and land development	94,297	7.88	100,239	8.75	89,869	7.89	89,409	8.05	106,769	9.52
Commercial real estate (1)	491,085	41.04	439,204	38.32	493,416	43.30	501,798	45.19	519,103	46.27
Single-family residential mortgages	237,167	19.82	218,205	19.04	191,872	16.84	156,428	14.09	143,593	12.80
Total loans,(2)	$1,196,522	100.00	$1,146,005	100.00	$1,139,563	100.00	$1,110,446	100.00	$1,121,873	100.00
Allowance for loan losses	(11,420)		(10,627)		(14,186)		(14,162)		(13,399)
Total loans, net	$1,185,102		$1,135,378		$1,125,377		$1,096,284		$1,108,474

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs.

	Nine months ended
Change in Allowance for Loan Losses	September 30,
(dollars in thousands)	2017	2016
Beginning balance	$14,162	$10,023
(Recapture) additions to the allowance charged to expense	(3,488)	3,599
Recoveries on loans charged-off	747	—
	11,420	13,622
Less loans charged-off	—	(223)

Ending balance	$11,420	$13,399

Tangible Book Value Reconciliations (non-GAAP)

The tangible book value per share is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of September 30, 2017 and 2016.

	September 30,
(dollars in thousands, except per share data)	2017	2016
Tangible common equity:
Total shareholders' equity	$260,331	$176,434
Adjustments
Goodwill	(29,940)	(29,940)
Core deposit intangible	(1,525)	(1,897)
Tangible common equity	$228,866	$144,597
Tangible assets:
Total assets-GAAP	$1,642,714	$1,449,455
Adjustments
Goodwill	(29,940)	(29,940)
Core deposit intangible	(1,525)	(1,897)
Tangible assets	$1,611,249	$1,417,618
Common shares outstanding	15,790,611	12,827,803
Tangible common equity to tangible assets ratio	14.20%	10.20%
Tangible book value per share	$14.49	$11.27

Adjusted Earnings Metrics (non-GAAP)

Management uses the measure adjusted earnings to assess the performance of our core business and the strength of our capital position. We believe that this non-GAAP financial measure provides meaningful additional information about us to assist investors in evaluating our operating results. This non-GAAP financial measure should not be considered a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures used by other companies. The following table reconciles adjusted earnings, adjusted diluted earnings per share, adjusted return on average assets and adjusted return on average tangible common equity to their most comparable GAAP measures.

	Three Months Ended
	September 30,	June 30,	September 30,
(dollars in thousands, except per share data)	2017	2017	2016
Income before taxes - GAAP	$10,624	$14,437	$9,767
Adjustments to interest income
Accretion of purchase discounts	(638)	(868)	(2,895)
Provision for loan loss	—	(4,188)	—
Adjustments to noninterest income
Gain on sale of investment securities, net	—	—	—
Adjustments to other expenses
Integration and acquisition expenses	—	—	—
Total adjustments to income	(638)	(5,056)	(2,895)
Adjusted earnings pre-tax	9,986	9,381	6,872
Adjusted taxes	3,772	3,834	2,864
Adjusted earnings non-GAAP	$6,214	$5,547	$4,008
Adjusted diluted EPS	$0.39	$0.40	$0.29
Weighted average diluted common shares outstanding	15,851,929	13,863,273	13,717,232
Average assets	$1,590,388	$1,494,722	$1,452,032
Adjusted return on average assets	1.55%	1.49%	1.10%
Average tangible common equity	$205,964	$155,798	$144,122
Adjusted return on average tangible common equity	11.97%	14.28%	11.06%